EXHIBIT 4.6

FORM OF RESTRICTED STOCK AWARD AGREEMENT

EUROSEAS LTD.
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT UNDER THE EUROSEAS LTD. 2007 EQUITY INCENTIVE PLAN, dated as of [INSERT DATE], 20__ (the “Grant Date”), is made by and between Euroseas Ltd. (the “Company”) and [INSERT GRANTEE’S NAME] (the “Grantee”).

This Restricted Stock Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of [INSERT NUMBER] shares (the “Award”) of the Company’s common stock, par value $0.03 per share (“Shares”), that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”) and that are granted to the Grantee under the Euroseas Ltd. 2007 Equity Incentive Plan (the “Plan”).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1.  Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

SECTION 2.  The Plan.  This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and terms of this Award are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Company’s shares, (c) capital or other changes of the Company and (d) other requirements of applicable law.  The Administrator shall have the authority to interpret and construe this Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

SECTION 3.  Vesting and Delivery.  (a)  Vesting.  The Restricted Shares shall become vested, and the restrictions set forth in this Award Agreement shall lapse, with respect to:

(i)           50% of the Shares covered by this Award on December 20, 2007; and

(ii)           50% of the Shares covered by this Award on December 15, 2008;

all conditioned upon the Grantee’s continued service as a Key Person from the date of this Award Agreement through the applicable vesting date.

(b)  Delivery of Shares.  On or promptly following the date of the Grantee’s delivery of an executed copy of this Award Agreement to the Company in accordance with Sections 8 and 13 below, the Company shall issue, either in certificated or book-entry form,  Restricted Shares which shall be registered in the Grantee’s name.  The Company may hold such Restricted Shares in escrow or may require that the Grantee deposit such Restricted Shares (together with a stock power endorsed in blank) with the Company or such other custodian as may be designated by the Administrator or the Company, including a transfer agent, and shall be held by the Company or other custodian, as applicable, until such time, if any, as the Grantee’s rights with respect to such Restricted Shares become vested.  The Company shall serve as attorney-in-fact for the Grantee until the Restricted Shares become vested with full power and authority in the Grantee’s name to assign and convey to the Company any Restricted Shares held by the Company or other custodian for such Grantee if the Grantee forfeits the shares under the terms of the Plan or this Award Agreement.  Upon the vesting of the Grantee’s rights with respect to such Restricted Shares, the Company or other custodian, as applicable, will deliver such Restricted Shares, in the form of certificates or such other form as the Company may choose including through the DWAC system or the deposit thereof with a broker, to the Grantee or the Grantee’s legal representative.

SECTION 4.  Forfeiture of Restricted Shares.  If the Grantee’s rights with respect to any Restricted Shares awarded to the Grantee pursuant to this Award Agreement have not become vested prior to the date of Grantee’s termination of service as a Key Person for any reason (including death), the Grantee’s rights with respect to such Restricted Shares shall immediately terminate, and the Grantee will be entitled to no further payments or benefits with respect thereto, and all dividends paid on such Restricted Shares that have not theretofore been directly remitted to the Grantee shall also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

SECTION 5.  Voting Rights; Dividends.  Prior to the vesting of the Restricted Shares, the Grantee shall not have the right to vote any Restricted Shares or to exercise any rights, powers or privileges of a holder with respect to such Restricted Shares, other than as set out in this Section.  Subject to a forfeiture of any Restricted Shares pursuant to Section 4 above and subject to the terms of the Plan and this Award Agreement (including Sections 3 and 6 hereof), the Grantee shall have the right to have dividends accrue on such Restricted Shares; provided, however, that any dividends, whether paid in shares or cash, with respect to the Restricted Shares which have not vested at the time of the dividend payment, shall be held in the custody of the Company or other custodian and shall be subject to the same restrictions that apply to the corresponding Restricted Shares.

SECTION 6.  Non-Transferability of Restricted Shares.  Unless otherwise provided by the Administrator in its discretion, Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of.  Any purported sale, assignment, transfer, pledge or other encumbrance or disposition of Restricted Shares in violation of the provisions of this Section 6 or the Plan, including Sections 2.7 and 3.3 thereof, shall be void.  This Award Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

SECTION 7.  Taxes.  The delivery of Share certificates pursuant to Section 3(b) above is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 3.4 of the Plan and this Award is in all respects subject to all provisions of Sections 3.4 (i.e., regarding tax withholding and other provisions regarding taxes) and 3.14 (regarding required notifications if the Grantee makes an election under Section 83(b) of the Code) of the Plan.  Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Administrator determines that the Plan or this Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to amend the Plan and/or amend, restructure or replace the Award in order to cause the Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

SECTION 8.  Consents, Stop Transfer Orders and Legends.  (a)  Consents.  The Grantee’s rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Administrator of (i) any required consents that the Administrator may determine to be necessary or advisable (including, without limitation, the Grantee’s consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Administrator deems advisable to administer the Plan), and (ii) the Grantee’s making or entering into such written representations, warranties and agreements in connection with the acquisition of any Shares pursuant to this Award as the Administrator may request in order to comply with applicable securities laws or this Award (including, without limitation, the Grantee’s representing in writing to the Company (A) that it is the Grantee’s intention to acquire the Shares under this Award Agreement for investment and not with a view to the distribution thereof, (B) that the Grantee shall comply with such restrictions on the subsequent transfer of such Shares as the Company or the Administrator shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and (C) the Grantee’s acknowledgment that all Share certificates delivered under this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Company or the Administrator may deem advisable under the Plan, this Award Agreement or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Shares are listed, and any applicable securities or other laws, and that certificates representing Shares may contain a legend to reflect any such restrictions).

(b)  Stop Transfer Orders and Legends.  The Company may affix to certificates for Shares issued pursuant to this Award Agreement, or may include in its issuance instructions if such Shares are held in book entry form as set forth in Section 3(b) hereof, any legend or other restrictions that the Administrator determines to be necessary or advisable (including to reflect any restrictions to which the Grantee may be subject under any applicable securities laws and/or with respect to non-transferability pursuant to this Award Agreement).  The Company may advise the transfer agent to place a stop order against any legended Shares or similar Shares held in book entry form.  Unless otherwise determined by the Administrator, any certificate or certificates representing the Restricted Shares shall bear the following restrictive legend:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE LAWS OR (II) AN APPLICABLE EXEMPTION THEREFROM AND AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE ISSUED PURSANT TO THE COMPANY’S 2007 EQUITY INCENTIVE PLAN AND ARE SUBJECT TO RESTRICTIONS, LIMITATIONS AND PROVISIONS SET FORTH IN THE APPLICABLE RESTRICTED STOCK AWARD AGREEMENT, INCLUDING THE VESTING SCHEDULE SET FORTH THEREIN.

SECTION 9.  Changes in Capital Structure/Other Significant Events.  This Award may be subject to adjustment in the event of certain changes in capitalization or other significant corporate events, as more fully set forth in Sections 1.5 and 3.5 of the Plan.

SECTION 10.  Governing Law.  This Award Agreement will be construed and administered in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.

SECTION 11.  Headings.  Headings contained herein are for the purpose of convenience only and shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement.

SECTION 12.  Amendment and Termination of the Plan/Award.  The Plan and/or this Award may be amended, cancelled or terminated in accordance with the terms of Section 3.1 of the Plan.  No amendment to this Award Agreement shall be effective unless in writing and executed by the Company, provided that no amendment to the Plan or this Award shall materially impair any rights or materially increase any obligations under this Award without the written consent of the Grantee.  The Administrator, in its sole discretion, may, in accordance with the terms of the Plan, accelerate the vesting of all or any portion of the Restricted Shares at such time and under such circumstances as the Administrator deems appropriate.

SECTION 13.  Required Execution by Grantee; Counterparts.  This Award shall expire if this Award Agreement is not signed by the Grantee and returned to the Company within five business days of receipt of an executed copy from the Company.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed by the undersigned as of the date set forth below.

EUROSEAS LTD.

Date:__________________	By:
Name:
Title:

Accepted and Agreed:

Date:___________________
[INSERT GRANTEE’S NAME]

RETAIN A COPY OF THIS AGREEMENT FOR YOUR RECORDS